Exhibit 99

[LOGO] KADANT                                                               NEWS
AN ACCENT ON INNOVATION
One Acton Place, Suite 202
Acton, MA   01720


      Kadant's Composite Building Products Business Achieves Profitability


ACTON, Mass., April 10, 2003 - Kadant Inc. (AMEX:KAI) announced that its Kadant Composites Inc. subsidiary will report operating income of approximately $80,000 for the first quarter of 2003, on approximately $4.3 million in sales of composite building products. This marks the first profitable quarter for the composites business, a result of efforts within the past year to broaden product distribution, primarily of its decking systems. Kadant plans to announce first quarter results for the total company on April 30, 2003.

         "We're pleased to have met our goal of profitability during the first quarter of 2003 in the composites business," said William A. Rainville, chairman and chief executive officer of Kadant. "While we still have much work ahead, including expanding the distribution of our GeoDeck(TM) products to the West Coast and increasing production capacity, this represents an important milestone in our development of this business."

         Kadant Composites Inc. develops, manufactures, and sells composite building products - primarily decking systems and roof tiles - made from recycled fiber, plastic, and other materials.

         Kadant Inc. is a leading supplier of a range of products for the global papermaking and paper recycling industries, including stock-preparation equipment, water-management systems, and papermaking accessories. The company also develops and manufactures composite building materials produced from recycled fiber and plastic. Kadant, based in Acton, Massachusetts, reported $186 million in revenues in 2002 and employs approximately 1,100 people worldwide. For more information, please visit www.kadant.com.

         The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements regarding our plans to expand and develop our composite building products business and our ability to achieve our projected operating results. Important factors that could cause actual results to differ materially from those indicated by such statements are set forth under the heading "Risk Factors" in the company's annual report on Form 10-K for the fiscal year ended December 28, 2002. These include risks and uncertainties relating to the company's: dependence on the pulp and paper industry; international sales and operations; competition; ability to manufacture and distribute composite building products, and the seasonality in sales and the long-term performance of such products; availability of raw materials and exposure to commodity price fluctuations related to the manufacture of composite and fiber-based products; acquisition strategy; protection of patents and proprietary rights; fluctuations in quarterly operating results; and obligations or other consequences arising from the spinoff of our company from Thermo Electron Corporation. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.